Exhibit 10

                              CONSULTING AGREEMENT
                              --------------------

          This Consulting Agreement ("Agreement"), dated as of January 3, 2005 is made and entered into by and between ROBERT W. STAHMAN (hereinafter referred to as the "Consultant"), and IDAHO POWER COMPANY, including its parent company, IDACORP, INC., and all of IDACORP, INC's and IDAHO POWER COMPANY's subsidiaries and/or affiliates (hereinafter collectively referred to as the "Company").

                                 WITNESSETH THAT

          WHEREAS, the Consultant was formerly Vice President, General Counsel and Corporate Secretary with the Company; and

          WHEREAS, the Company desires to retain the services of the Consultant; and

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and Consultant hereby agree as follows:

          1. Term.

          (a)  Term of Agreement.

          (i) The Company hereby retains the Consultant, and Consultant agrees to be so retained, on the terms and subject to the conditions set forth in this Agreement, commencing on January 3, 2005 (the "Effective Date"); and, unless sooner terminated pursuant to section 5, continuing until the second anniversary of the Effective Date or such later date as provided in subsection 1(a)(ii) below (the "Term of Agreement").

          (ii) The Term of Agreement shall be extended automatically for one additional year on the last day before the second anniversary of the Effective Date and for one additional year on each anniversary thereafter unless and until either party gives written notice to the other not to extend this Agreement at least 90 days before the applicable anniversary date.

          2. Services of Consultant. The Consultant agrees to provide legal services that may be required by the Company from time to time during the Term of the Agreement including, without limitation, managing Company litigation and regulatory matters related to the California energy situation and legal work related to secretary, corporate governance and annual meeting matters. Consultant agrees to meet with Thomas R. Saldin, Senior Vice President, General Counsel and Secretary, or any other designee of the Company to discuss issues or answer questions regarding the Company's legal matters upon reasonable notice at a meeting place selected by the Company. The Company agrees that Consultant will be reimbursed for any reasonable expenses associated with travel to and attendance at such meetings in accordance with Section 3 of the Agreement.

          3. Fees and Expenses. In consideration for the services to be provided by the Consultant hereunder, the Company shall pay Consultant at a rate of $200.00 per hour worked upon submission of an itemized statement of services rendered to Thomas R. Saldin and with a copy to


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Mary Gray. Consultant shall submit an itemized statement of services rendered to the Company within ten (10) days following the close of each calendar month. The Company shall pay Consultant the amount of any fees due as soon as practicable following receipt of the itemized statement. Consultant shall not work more than 100 hours per month nor more than 1,000 hours prior to the second anniversary of the Effective Date without the prior written approval of Thomas R. Saldin. The Consultant shall also be entitled to reimbursement of reasonable expenses associated with the Consultant's provision of services pursuant to this Agreement, provided such expenses are approved in advance in writing by the Company. Consultant shall be required to submit an itemized accounting of all reasonable expenses incurred during the previous calendar month to Thomas R. Saldin with a copy to Mary Gray. Consultant shall submit such itemized accounting within two (2) weeks following the close of such month during which the expenses were incurred.

          4. Independent Contractor Status. Consultant shall be an independent contractor and as such shall not have any authority to bind or commit the Company. The Consultant and the Company agree that Consultant is self-employed and will be responsible for all taxes, self-employment taxes and income taxes. The Consultant shall not participate in any Company employee benefit plans. The Company shall not withhold taxes from any payments to Consultant.

          5. Termination of Agreement for Cause. The Company may terminate the Agreement during the Term of Agreement at any time for Cause. For purposes of this Agreement, "Cause" means conduct amounting to: (1) fraud or dishonesty against the Company, (2) willful misconduct, repeated refusal to follow the reasonable direction of the Company or committing a knowing violation of the law in the course of the performance of Consultant's duties, (3) a conviction or plea of guilty or nolo contendere to a felony or crime involving dishonesty, and
(4) a material breach or material violation of the terms of this Agreement. Upon termination of this Agreement for any reason, Consultant will cease all work and shall promptly provide to the Company any materials that may have been provided to Consultant in connection with this Agreement and all work product and files developed by Consultant under this Agreement. The Term of Agreement shall terminate upon the Consultant's death unless terminated earlier pursuant to some other provision of this Agreement.

          6. Successors.

          (a) Assignment of Agreement. This Agreement is personal to the Consultant and, without the prior written consent of the Company, shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution.

          (b) Successors of the Company. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor that executes and delivers the agreement


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

provided for in this section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          7. Miscellaneous.

          (a) Governing Law and Captions. This Agreement shall be governed by, and construed in accordance with, the laws of Idaho without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (b) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or by facsimile (provided confirmation of receipt of such facsimile is received) to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by Federal Express or other nationally-recognized overnight courier that requires signatures of recipients upon delivery and provides tracking services, addressed as follows:

                  If to the Consultant:

                  Robert W. Stahman
                  2814 Tartan Place
                  Boise, Idaho   83702

                  If to the Company:

                  Thomas R. Saldin
                  Senior Vice President, General Counsel & Secretary
                  IDACORP, Inc.
                  1221 W. Idaho Street
                  Boise, Idaho   83702

                  With a copy to:

                  Mary Gray
                  Administrative Assistant
                  Idaho Power Company
                  1221 W. Idaho Street
                  Boise, Idaho   83702

          or to such other address as either party furnishes to the other in writing in accordance with this subsection 7(b). Notices and communications shall be effective when actually received by the addressee.

          (c) Amendment. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.


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

          (d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (e) Waiver. The Consultant's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) Entire Understanding; Counterparts. The Consultant and the Company acknowledge that this Agreement supersedes and terminates any other agreements between the Consultant and the Company. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          (g) Rights and Benefits Unsecured. The rights and benefits of the Consultant under this Agreement may not be anticipated, assigned, alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process except as required by law. Any attempts by the Consultant to anticipate, alienate, assign, sell, transfer, pledge or encumber the same shall be void. Payments hereunder shall not be considered assets of the Consultant in the event of insolvency or bankruptcy.

          (h) Noncontravention. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party.

          (i) Section and Subsection Headings. The section and subsection headings in this Agreement are for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

          8. Confidentiality.

          a. Confidential Information. All information which the Company discloses to the Consultant shall be deemed to be Confidential Information, protected under the terms of this Agreement, provided in the case of tangible information, such information is marked with a legend or writing, stating that it is Confidential Information, or with a similar marking, and in the case of orally, visually, or electronically disclosed information, such information is orally identified at the time of initial disclosure as being Confidential Information or with a similar identification and followed within thirty (30) days by a written notice setting forth a brief description of the information and confirming the Confidential Information classification. All tangible, oral, visual, and electronic information disclosed in accordance with the terms of this paragraph shall hereinafter be referred to as "Confidential Information".

          b. Protection of Confidential Information. During the term of the Agreement and for a period of three (3) years after its expiration, the Consultant will safeguard said Confidential


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

Information with the same degree of care as it exercises over its own Confidential Information, but in no event less than reasonable care.

          c. Exceptions. Confidential Information will not be deemed to include information which, (i) at the time of disclosure to the Consultant is generally available to the public or thereafter, without any fault of the Consultant, becomes generally available to the public by publication or otherwise, or which becomes general knowledge; or (ii) was in the possession of the Consultant prior to its disclosure by the disclosing Party; or (iii) was independently made known without restriction to the Consultant by a third party not under any obligation of secrecy or confidentiality to the disclosing Party; or (iv) was developed by the Consultant independently from the Confidential Information disclosed to it by the disclosing Party.

          IN WITNESS WHEREOF, the Consultant has hereunto set the Consultant's hand and the Company has caused this Agreement to be executed, all as of the day and year first above written.



                                 COMPANY


                                 By:    /s/Thomas R. Saldin
                                        -------------------------------------
                                 Its: Senior Vice President, General Counsel and Secretary


                                  CONSULTANT


                                         /s/Robert W. Stahman
                                         -------------------------------------
                                         Robert W. Stahman





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